Exhibit 99.1

Ameriprise Financial, Inc.

Ameriprise Financial Center

Minneapolis, MN  55474

News Release

Ameriprise Financial Reports
First Quarter 2010 Results

First quarter 2010 net income attributable to Ameriprise Financial increased 65 percent to $214 million, or $0.81 per diluted share, up 40 percent

First quarter 2010 operating earnings increased 62 percent to $215 million, or $0.81 per diluted share, up 35 percent

Raised quarterly dividend to $0.18, up $0.01 from the prior quarter

Ameriprise Financial, Inc.
First Quarter Results

				Per Diluted Share
(in millions, except per share amounts, unaudited)	2010	2009	% Change	2010	2009	% Change
GAAP
Net revenues	$2,271	$1,716	32%
Net income attributable to Ameriprise Financial	$214	$130	65%	$0.81	$0.58	40%
Operating
Net revenues	$2,139	$1,713	25%
Earnings	$215	$133	62%	$0.81	$0.60	35%
Weighted average common shares outstanding:
Basic	260.8	222.3
Diluted	265.0	223.5

See reconciliation tables included in this release.

MINNEAPOLIS — April 26, 2010 — Ameriprise Financial, Inc. (NYSE: AMP) today reported net income attributable to Ameriprise Financial of $214 million for the first quarter of 2010 compared to $130 million for the first quarter of 2009. Net income per diluted share for the first quarter of 2010 was $0.81 compared to $0.58 a year ago.

The company has introduced new operating financial measures to provide continued transparency of the underlying performance of the business. Operating measures exclude the impact of a new accounting standard that required the company to consolidate client assets in certain investment entities on the Ameriprise Financial balance sheet and income statement; as well as integration expenses and net realized gains/losses.

Operating earnings increased 62 percent to $215 million in the first quarter of 2010 compared to $133 million a year ago. Operating earnings per diluted share were $0.81 in the first quarter of 2010, up 35 percent from $0.60 a year ago. The increase in operating earnings was driven by higher asset-based revenues, higher income from spread products and re-engineering benefits.

Operating net revenues were $2.1 billion in the first quarter of 2010, up 25 percent from a year ago, driven by growth in management fees from market appreciation on assets and net inflows in wrap accounts and asset management, as well as increased net investment income from higher fixed annuity account balances and higher investment yields.

As of March 31, 2010, the company’s excess capital position was more than $2.5 billion, including approximately $1 billion for the company’s pending acquisition of Columbia Management’s long-term asset management business, which is expected to be completed on May 1, 2010. As of March 31, 2010, the company had $1.0 billion in net unrealized investment gains, reflecting the quality and diversity of its investment portfolio. Book value per share, excluding accumulated other comprehensive income (AOCI) and the equity impact of the required consolidation in certain investment entities, increased 5 percent from a year ago to $35.19.

Return on equity excluding AOCI was 9.3 percent for the 12 months ended March 31, 2010. Operating return on equity was 9.7 percent for the same period. Operating return on equity was negatively impacted by including the June 2009 share issuance in equity, the proceeds of which are being used for the Columbia Management acquisition while the related earnings will not be included in returns until the acquisition closes.

“We had a solid quarter aided by equity market appreciation and improved client activity,” said Jim Cracchiolo, chairman and chief executive officer. “We generated positive retail client asset flows, driven by particular strength in our mutual fund wrap business, and we had good new client acquisition growth. These improvements led to a 31 percent increase in client assets and continued progress in the profitability of our Advice & Wealth Management and Asset Management businesses.

“Despite lower absolute market levels and slower client activity compared with prior years, we generated our best first quarter earnings as a public company. The re-engineering and expense reductions we executed in 2009 have generated meaningful earnings leverage as conditions continue to improve. I am confident that our expense discipline, along with our strong balance sheet and capital, position us well for the current environment.

“We are on track to complete our acquisition of Columbia Management on May 1, 2010, and we’re focused on executing a seamless integration. We believe the combined asset manager will possess an exceptional depth of investment talent and product capability, and we feel good about our ability to generate solid returns from that business.”

First Quarter 2010 Business Highlights

•      The company had a strong quarter for new client acquisition, the highest level since second quarter 2008.

•      The introduction of the company’s MORE WITHIN REACHSM brand platform in the quarter increased Ameriprise Financial brand awareness.

•      Operating net revenue per financial advisor increased 25 percent compared to a year ago, primarily driven by the gradual improvement in client activity and market appreciation on assets.

•      Total advisors declined 5 percent year-over-year to 11,837, primarily due to the continuing departure of low-producing advisors. Franchise advisor retention rates remain strong. The company continued to recruit experienced advisors, although at a slower rate than in 2009.

•      Total owned, managed and administered assets were $463 billion at March 31, 2010, up 31 percent from a year ago, primarily due to market appreciation and strong wrap net inflows.

•      Total managed assets reached $332 billion, an increase of 31 percent from a year ago, driven by market appreciation and solid asset flows.

•      First quarter 2010 wrap net inflows were $2.5 billion, up 93 percent from a year ago. Net inflows and market appreciation increased total wrap assets to approximately $100 billion at March 31, 2010, an all-time high.

•      Total domestic asset management net outflows were $0.9 billion in the quarter as a result of $1.1 billion in retail net outflows. Hedge fund net inflows remained strong, and institutional net inflows of $0.1 billion included negative synergies of $0.6 billion in expected outflows from the Columbia Management acquisition, offset by new institutional mandates.

•      Total international asset management retail net inflows of $1.3 billion in the quarter were largely offset by $1.3 billion in institutional net outflows, driven by $1.5 billion in Zurich-related net outflows. Threadneedle continues to shift AUM toward higher fee asset classes.

•      Variable annuity ending balances increased 37 percent to $57 billion at quarter end driven by market appreciation on assets. Slower sales in the quarter resulted in net inflows of $98 million. Fixed annuity balances were $14.6 billion, up 6 percent from a year ago reflecting strong sales growth in the first two quarters of 2009. Fixed annuity net outflows of $166 million in the first quarter of 2010 were primarily due to the company’s decision to lower crediting rates on new contracts, which lowered sales.

•      Variable universal life / universal life (VUL/UL) ending policyholder account balances were up 23 percent to $9 billion compared to a year ago. VUL/UL sales were $54 million in the quarter, up 64 percent from a year ago with increases in both variable and universal life insurance.

•      Ameriprise Auto & Home premiums increased 7 percent from a year ago, primarily due to growth in policy counts.

•      The company expects to complete the acquisition of Columbia Management’s long-term asset management business on May 1, 2010. Operational and financial expectations are on track.

Liquidity and Balance Sheet as of March 31, 2010

The company continued to maintain strong balance sheet fundamentals, excess capital and financial flexibility to capture additional growth opportunities.

Conservative capital management

•                  On April 26, 2010, the Ameriprise Financial Board of Directors increased the regular quarterly dividend per common share to $0.18 per share, a $0.01 increase compared to the prior quarter’s cash dividend. The dividend will be payable on May 21, 2010 to shareholders of record at the close of business on May 7, 2010.

•                  The company’s excess capital position was more than $2.5 billion, which included approximately $1 billion for the Columbia Management acquisition.

•                  At the end of the first quarter of 2010, RiverSource Life’s estimated risk-based capital ratio remained well in excess of 400 percent.

•                  The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk. The company’s variable annuity hedging program continued to perform well.

Substantial liquidity

•                  Cash and cash equivalents were $4.8 billion, with $2.5 billion at the holding company level and $4.3 billion in free cash.

•                  Holding company cash increased sequentially, primarily as a result of the company’s $750 million debt issuance during the quarter, as well as the $425 million dividend received from RiverSource Life.

•                  RiverSource Life increased cash by approximately $600 million in preparation to implement an enhanced variable annuity asset allocation program designed to help the company manage variable annuity subaccounts more efficiently and effectively. The implementation will require a portion of fixed account assets to move from the general account to separate accounts.

High-quality investment portfolio

•                  The $31 billion available-for-sale portfolio remained well diversified and high-quality.

•                  The investment portfolio remained in a net unrealized gain position, with $1.0 billion in net unrealized gains.

•                  During the quarter, the company recorded realized gains as it prepared to introduce an enhanced variable annuity asset allocation program. These gains were offset by realized losses as the company repositioned and strengthened its investment portfolio.

•                  The total investment portfolio, including cash and cash equivalents, was $40.6 billion and remained well positioned. Detailed information about the portfolio is available online at ir.ameriprise.com.

Conservative capital ratios

•                  The debt-to-total capital ratio attributable to Ameriprise Financial was 20.5 percent. The debt-to-total capital ratio was 19.3 percent excluding non-recourse debt, the impact of consolidated investment entities and the 75 percent equity credit for the hybrid securities.

•                  The company issued $750 million of 10-year senior notes during the quarter. A portion of those proceeds will be used to retire $340 million of debt maturing in November 2010.

Taxes

The effective tax rate on net income including net income (loss) attributable to noncontrolling interests was 17.9 percent for the first quarter of 2010. The effective tax rate on net income excluding net income (loss) attributable to noncontrolling interests and the required consolidation in certain investment entities was 23.2 percent in the first quarter of 2010.

The company reduced its expected full-year operating tax rate from approximately 28 to 30 percent to approximately 25 to 27 percent based on expected benefits from tax planning. The company expects to record a large portion of these tax planning benefits in the first and second quarters of 2010.

Summary

Ameriprise Financial, Inc.
First Quarter Summary

(in millions, except per share amounts,			%	Per Diluted Share		%
unaudited)	2010	2009	Change	2010	2009	Change
Net income attributable to Ameriprise Financial	$214	$130	65%	$0.81	$0.58	40%
Add: Integration charges, after-tax(1)	4	12	(67)	0.01	0.05	(80)
Less: Net realized gains, after-tax(1)	3	9	(67)	0.01	0.03	(67)
Operating earnings	$215	$133	62%	$0.81	$0.60	35%
Weighted average common shares outstanding:
Basic	260.8	222.3
Diluted	265.0	223.5

(1)	After-tax is calculated using the statutory tax rate of 35%.

During the first quarter of 2010, the company adopted a new accounting standard that required the consolidation of approximately $6 billion of client assets in certain investment entities on its balance sheet with the related income reported through its income statement. As noted previously, the company believes that operating results, which exclude the impact of the consolidation, as well as integration expenses and net realized gains/losses, improve transparency of the underlying performance of the business.

In addition, first quarter 2010 operating results included the following after-tax impacts:

•                  $18 million, or $0.07 per share, expense related to recognizing a substantial increase in Threadneedle’s estimated market valuation attributable to its incentive compensation program compared to the 2009 market valuation. The charge reflects a valuation that increased more than 100 percent from the prior year and is higher than the year-end 2007 estimated valuation.

•                  $14 million, or $0.05 per share, benefit from payments related to the Reserve Funds matter.

•                  $3 million, or $0.01 per share, impact from the decline in net investment income from raising cash in the quarter in preparation for the introduction of an enhanced variable annuity asset allocation program.

Ameriprise Financial, Inc.

Advice & Wealth Management Segment Results

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
(in millions, unaudited)	GAAP Earnings	Less: Adjustments(1)	Operating Earnings	GAAP Earnings	Less: Adjustments(1)	Operating Earnings
Advice & Wealth Management
Net revenues	$879	$(1)	$880	$726	$(10)	$736
Expenses	828	2	826	787	12	775
Pretax income (loss)	$51	$(3)	$54	$(61)	$(22)	$(39)
Disclosed items included in operating earnings(2)
Reserve Funds recovery			$2

(1)	Includes net realized losses and integration charges.
(2)	Positive disclosed items increased operating earnings; negative disclosed items decreased operating earnings.

Advice & Wealth Management reported pretax income of $51 million for the first quarter of 2010 compared to a pretax loss of $61 million a year ago. Segment operating earnings were $54 million compared to a $39 million loss a year ago. Pretax operating margin for the first quarter of 2010 was 6.1 percent.

Operating net revenues increased 20 percent, or $144 million, to $880 million. Wrap account assets increased to $100 billion, an all-time high driven by market appreciation and continued strong net inflows. While brokerage cash balances remain high, at $13 billion, cash spreads increased slightly to 53 basis points. These positives were partially offset by slow sales of annuities compared to a year ago.

Operating expenses increased 7 percent primarily as a result of higher distribution expenses. Segment operating general and administrative expenses declined 7 percent driven by expense controls partially offset by the introduction of a new advertising campaign and increased investment in the business, primarily the continued roll-out of an enhanced brokerage platform.

The company had a strong quarter for new client acquisition. Net retail inflows combined with market appreciation drove total retail client assets up 31 percent to $304 billion. The company continued to recruit experienced advisors, although at a slower rate than in 2009.

Ameriprise Financial, Inc.

Asset Management Segment Results

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
(in millions, unaudited)	GAAP Earnings	Less: Adjustments(1)	Operating Earnings	GAAP Earnings	Less: Adjustments(1)	Operating Earnings
Asset Management
Net revenues	$370	$1	$369	$260	$(3)	$263
Expenses	352	5	347	268	7	261
Pretax income (loss)	$18	$(4)	$22	$(8)	$(10)	$2
Disclosed items included in operating earnings(2)
Threadneedle valuation adjustment			$(27)			$10

(1)	Includes net realized gains (losses) and integration charges.
(2)	Positive disclosed items increased operating earnings; negative disclosed items decreased operating earnings.

Asset Management reported pretax income of $18 million for the quarter compared to an $8 million loss a year ago. Segment operating earnings were $22 million and included a $27 million negative impact related to recognizing the more than 100 percent year-over-year increase in Threadneedle’s estimated market value attributable to its incentive compensation program. The company uses this annual valuation to mark-to-market all current and historical reserves for the program. Asset Management pretax operating margin for the first quarter of 2010 was 6.0 percent or 13.3 percent when excluding the Threadneedle valuation change.

Operating net revenues increased 40 percent, or $106 million, to $369 million, driven by higher management fees due to market appreciation on assets and net inflows in prior quarters. Excluding the impact of the Threadneedle valuation increase, segment operating general and administrative expenses increased 14 percent, primarily due to year-over-year timing differences in investment performance compensation accruals.

RiverSource Investments continued to improve equity investment performance and reported more than half of equity and fixed income assets above Lipper peer group medians for 1-, 3- and 5-year time periods, as of March 31, 2010. Threadneedle continues to maintain strong longer-term track records in both equity and fixed income portfolios.

Total managed assets were $246 billion, up 29 percent compared to a year ago. Domestic asset management experienced solid net inflows in hedge funds and positive institutional net inflows. Domestic institutional net inflows included $0.6 billion in outflows reflecting expected negative synergies from the Columbia Management acquisition, offset by solid growth in institutional mandates. Domestic asset management also experienced $1.1 billion in retail net outflows, which included the negative impact of lower year-over-year flows into variable products. Threadneedle continued to shift toward higher yielding asset classes.  International retail net inflows continued to be strong at $1.3 billion, while institutional net outflows of $1.3 billion were driven by Zurich-related net outflows.

Ameriprise Financial, Inc.

Annuities Segment Results

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
(in millions, unaudited)	GAAP Earnings	Less: Adjustments(1)	Operating Earnings	GAAP Earnings	Less: Adjustments(1)	Operating Earnings
Annuities
Net revenues	$602	$3	$599	$492	$20	$472
Expenses	482	—	482	363	—	363
Pretax income	$120	$3	$117	$129	$20	$109
Disclosed items included in operating earnings(2)
Decline in net investment income			$(5)

(1)	Includes net realized gains.
(2)	Positive disclosed items increased operating earnings; negative disclosed items decreased operating earnings.

Annuities segment operating earnings increased 7 percent to $117 million compared to a year ago. Market volatility materially impacted DAC amortization expense, benefits expense and pretax operating earnings in the first quarter of 2009, making comparisons to the year-ago period less meaningful.

In the first quarter of 2010, the company took action related to the introduction of an enhanced variable annuity asset allocation program, increasing liquidity in general account assets in preparation to move those assets to separate accounts. This negatively impacted net investment income by $5 million. In addition, net investment income was negatively impacted in the quarter by lower commercial mortgage loan fees and the absence of consent fees and call premiums.

The mark-to-market impact of variable annuity living benefits increased benefits expense by $24 million in the first quarter of 2010, primarily driven by model changes, FAS 157 valuation impacts and basis risk. The enhanced variable annuity asset allocation program the company will introduce in 2010 is designed to improve the mitigation of basis risk.

While variable annuity inflows were low at $98 million in the quarter, variable annuity exit rates improved over 150 basis points from the prior-year period. Fixed annuities net outflows of $166 million in the first quarter of 2010 were primarily due to lower sales from the company’s decision to lower crediting rates on new contracts. Fixed annuity redemption rates also improved materially from the prior-year period.

Ameriprise Financial, Inc.

Protection Segment Results

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
(in millions, unaudited)	GAAP Earnings	Less: Adjustments(1)	Operating Earnings	GAAP Earnings	Less: Adjustments(1)	Operating Earnings
Protection
Net revenues	$507	$1	$506	$496	$8	$488
Expenses	388	—	388	384	—	384
Pretax income	$119	$1	$118	$112	$8	$104

(1)   Includes net realized gains.

Protection reported pretax income of $119 million for the first quarter of 2010 compared to pretax income of $112 million a year ago. Segment operating earnings were $118 million, up 13 percent compared to $104 million a year ago.

Operating revenues increased 4 percent, or $18 million, to $506 million, compared to a year ago, primarily driven by auto and home premium growth, as well as increased net investment income due to higher investment yields and increased general account assets.

Operating expenses increased slightly to $388 million from $384 million a year ago, as higher benefit expenses were partially offset by lower DAC amortization. The increase in benefits expenses was primarily driven by weather-related auto and home claims, offset by favorable life and disability income insurance claims. The decline in DAC amortization expenses was primarily the result of the unfavorable market impact a year ago.

VUL / UL account balances were up 23 percent year-over-year to $9 billion, primarily driven by equity market appreciation on VUL balances. VUL / UL sales of $54 million increased 64 percent from a year ago. Auto and home policy counts grew at a steady pace, up 9 percent from the prior-year period.

Ameriprise Financial, Inc.

Corporate & Other Segment Results

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
(in millions, unaudited)	GAAP Earnings	Less: Adjustments(1)	Operating Earnings	GAAP Earnings	Less: Adjustments(1)	Operating Earnings
Corporate & Other
Net revenues	$157	$137	$20	$17	$(12)	$29
Expenses	104	54	50	55	2	53
Pretax income (loss)	$53	$83	$(30)	$(38)	$(14)	$(24)
Disclosed items included in operating earnings(2)
Gain on hybrid repurchase						$50
Benefit from Reserve Funds			$20

(1)    Includes the revenues and expenses of the consolidated investment entities and net realized gains.

(2)    Positive disclosed items increased operating earnings; negative of disclosed items decreased operating earnings.

Corporate & Other reported pretax income of $53 million for the quarter of 2010 compared to a $38 million pretax loss in the prior-year period. Pretax income included $82 million attributable to noncontrolling interests and $1 million in realized gains compared to a $14 million loss attributable to noncontrolling interests in the prior-year period. Segment pretax operating loss was $30 million in the first quarter compared to a pretax loss of $24 million in the prior-year period.

Operating earnings in the first quarter of 2009 included a $50 million benefit from repurchasing the company’s hybrid securities at a discount. In the first quarter of 2010, operating earnings included a $20 million benefit from payments related to the Reserve Funds matter.

Operating interest and debt expense was down $2 million year-over-year. On March 11, 2010, the company issued $750 million in 10-year notes with a 5.3 percent coupon. In addition, the company swapped $1.375 billion of debt from fixed to floating, consistent with its asset-liability matching strategy.

Contacts

Investor Relations:	Media Relations:

Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Ben Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products.  RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York.  Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York.  These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs.  Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement of belief in this news release that the company is expected to deploy approximately $1 billion of excess capital to acquire the long-term asset management business of Columbia Management;

•                  the statement of belief in this news release that the transaction with Columbia Management is expected to be completed on May 1, 2010 and that related operational and financial expectations are on track;

•                  the statement of belief in this news release regarding the capabilities of the combined asset management business;

•                  the statement of belief in this news release that the company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk;

•                  the statements in this news release regarding the expected implementation of an enhanced variable annuity asset allocation program designed to improve the mitigation of basis risk;

•                  the statement of belief in this news release that a portion of the proceeds from the company’s issuance of $750 million of 10-year senior notes will be used to retire $340 million in debt maturing in November 2010;

•                  the statement of belief in this news release that the company expects its 2010 full-year effective tax rate will be approximately 25 to 27 percent;

•                  the statement of belief in this news release that a large portion of tax planning benefits expected for 2010 will be recorded during the first and second quarters;

•                  statements of the company’s plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention, financial advisor retention, recruiting and enrollments, general and administrative costs, consolidated tax rate and excess capital position;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market and foreign exchange environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to complete the acquisition opportunities the company negotiates (including the transaction with Columbia Management);

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or have contracted to complete, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly-held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009 at ir.ameriprise.com/phoenix.zhtml?c=191716&p=irol-forwardLookingStatement.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. For information about Ameriprise Financial entities, please refer to the First Quarter 2010

Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Operating Income Statement

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009			Operating
(in millions, unaudited)	GAAP Earnings	Less: Adjustments(1)	Operating Earnings	GAAP Earnings	Less: Adjustments(1)	Operating Earnings	Earnings % Change
Revenues
Management and financial advice fees	$774	$(9)	$783	$554	$—	$554	41%
Distribution fees	391	—	391	311	—	311	26
Net investment income	590	84	506	418	16	402	26
Premiums	282	—	282	266	—	266	6
Other revenues	255	57	198	209	(12)	221	(10)
Total revenues	2,292	132	2,160	1,758	4	1,754	23
Banking and deposit interest expense	21	—	21	42	1	41	(49)
Total net revenues	2,271	132	2,139	1,716	3	1,713	25
Expenses
Distribution expenses	525	—	525	384	—	384	37
Interest credited to fixed accounts	228	—	228	205	—	205	11
Benefits, claims, losses and settlement expenses	354	—	354	100	—	100	NM
Amortization of deferred acquisition costs	118	—	118	286	—	286	(59)
Interest and debt expense	64	40	24	26	—	26	(8)
General and administrative expense	621	12	609	581	21	560	9
Total expenses	1,910	52	1,858	1,582	21	1,561	19
Pretax income	361	80	281	134	(18)	152	85
Income tax provision	65	(1)	66	18	(1)	19	NM
Net income	296	81	215	116	(17)	133	62
Less: Net income (loss) attributable to noncontrolling interests	82	82	—	(14)	(14)	—	—
Net income attributable to Ameriprise Financial	$214	$(1)	$215	$130	$(3)	$133	62

NM	Not Meaningful
(1)

Includes the elimination of management fees earned by the company from the consolidated investment entities and the related expense, the revenues and expenses of the consolidated investment entities, net realized gains/losses and integration charges.

Ameriprise Financial, Inc.

Additional GAAP to Operating Reconciliations

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
(in millions, unaudited)	GAAP Expenses	Less: Adjustments(1)(2)	Operating Expenses	GAAP Expenses	Less: Adjustments(1)	Operating Expenses

Advice & Wealth Management General and administrative expense	$292	$2	$290	$325	$12	$313

Asset Management General and administrative expense	$240	$5	$235	$180	$7	$173

Corporate and Other Interest and debt expense(2)	$64	$40	$24	$26	$—	$26

(1)    Includes integration charges.

(2)    Includes the expenses of the consolidated investment entities.

Ameriprise Financial, Inc.

Reconciliation Table: Effective Tax Rate

(in millions, unaudited)	Quarter Ended March 31, 2010

Pretax income	$361
Less: Pretax income attributable to noncontrolling interests	82
Pretax income excluding CIEs	$279

Income tax provision	$65

Effective tax rate	17.9%
Effective tax rate excluding noncontrolling interests	23.2%

Ameriprise Financial, Inc.

Reconciliation Table: Ameriprise Financial Debt to Ameriprise Financial Capital Ratio

March 31, 2010

(in millions, unaudited)	GAAP Measure	Non-recourse Debt and Equity of Consolidated Investment Entities(1)	GAAP Measure Excluding Non-recourse Debt and Equity of Consolidated Investment Entities	Impact of 75% Equity Credit(2)	GAAP Measure Excluding Non-recourse Debt and Equity of Consolidated Investment Entities with 75% Equity Credit(1)(2)

Ameriprise Financial Debt	$2,612	$6	$2,606	$242	$2,364
Ameriprise Financial Capital	$12,720	$488	$12,232		$12,232

Ameriprise Financial Debt to Ameriprise Financial Capital	20.5%		21.3%		19.3%

(1)    Includes non-recourse debt of muni inverse floaters and equity impacts attributable to consolidated investment entities.

(2)    The company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income  (AOCI)
Calculation for the 12 Months Ended March 31, 2010

(in millions, unaudited)	ROE excluding AOCI	Less: Adjustments(1)	Operating ROE(2)

Return	$806	$(28)	$834

Equity excluding AOCI	$8,708	$101	$8,607

Return on Equity excluding AOCI	9.3%		9.7%

Ameriprise Financial, Inc.

Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income  (AOCI)
Calculation for the 12 Months Ended March 31, 2009

(in millions, unaudited)	ROE excluding AOCI	Less: Adjustments(1)	Operating ROE(2)

Return	$(99)	$(505)	$406

Equity excluding AOCI	$7,637	$—	$7,637

Return on Equity excluding AOCI	(1.3)%		5.3%

(1)	Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses and integration charges less the equity impacts attributable to the consolidated investment entities.
(2)

Operating return on equity excluding accumulated other comprehensive loss and consolidated investment entities is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses and integration charges in the numerator, and Ameriprise Financial shareholders’ equity excluding the impact of consolidated investment entities using a five point average of quarter-end equity in the denominator.

Ameriprise Financial, Inc.
Reconciliation Table: Book Value

(in millions, except per share amounts, unaudited)	March 31, 2010	March 31, 2009	% Change

Total Ameriprise Financial shareholders’ equity	$10,108	$6,384	58%
Less: Accumulated other comprehensive income (AOCI)	365	—	NM
Add: Accumulated other comprehensive loss	—	1,134	NM
Less: Appropriated retained earnings of CIEs	508	—	NM
Total Ameriprise Financial shareholders’ equity excluding AOCI and CIEs	$9,235	$7,518	23

Basic common shares outstanding	262.4	223.7	NM

Book value per share	$38.52	$28.54	35
Book value per share excluding AOCI and CIEs	$35.19	$33.61	5%

NM   Not Meaningful